UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2010

PINNACLE GAS RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33457	30-0182582
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 East Alger Street

Sheridan, Wyoming 82801

(Address of Principal Executive Offices) (Zip Code)

(307) 673-9710

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.   Other Events.

As previously disclosed, on January 13, 2010, Pinnacle Gas Resources, Inc. (the “Company”) and its lender entered into a Seventh Amendment and Waiver to the Company’s credit facility, waiving its obligation to comply with certain provisions of the credit agreement and modifying certain references in the Fifth Amendment to the Credit Agreement previously signed (the “Seventh Amendment”).   The amendment provided a waiver for certain conditions of the credit agreement through June 15, 2010.  It further required payment of the loan in full by thirty days after the earlier of June 15, 2010 or thirty days following the termination of the pending merger (the “Merger”) with Scotia Waterous USA, Inc. (“Scotia”).

As of June 15, 2010, the Company had not completed the Merger.  Accordingly, all amounts outstanding under the credit agreement are payable on or before July 15, 2010.  As of June 15, 2010, the aggregate amount outstanding under the credit agreement is $5,100,000 of principal and $51,600 of accrued and unpaid interest.   Our lender has not accelerated the payment of the amounts due.

Since the waivers set forth in the Seventh Amendment have expired, the Company is currently in default under certain conditions of the credit agreement.  The Company will request additional waivers to allow it to proceed with the Merger; however, there can be no assurance that it will be able to obtain such waivers or that such waivers will be obtained on acceptable terms. If the Company is unable to obtain future waivers and/or to comply with the restrictive covenants, the lenders could foreclose on properties held by liens. The Company has remained in compliance with the payment of principal and interest pertaining to the credit facility including ensuring that our outstanding borrowings remain within the limitations of the borrowing base.  Due to borrowing base limitations and waiver stipulations, the Company is currently unable to incur additional indebtedness under the credit facility.

The default under the terms of the credit agreement is also a default under the term of the Merger Agreement with Scotia, providing Scotia the right to terminate the Merger.  Scotia has indicated at this time that it will not waive the default; however, it has not terminated the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2010	PINNACLE GAS RESOURCES, INC.

	By:	/s/Peter G. Schoonmaker
Peter G. Schoonmaker
President and Chief Executive Officer